Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q4 and Year-End 2021 Results

New York, NY – March 2, 2022 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter and year ended December 31, 2021.

Business Update

We are pleased to report another strong quarter and year of financial results for Silvercrest, with new high earnings marks.

The firm's discretionary assets under management ("AUM"), which drive revenue, increased by $2.6 billion, or 11.6%, during the fourth quarter of 2021, to $25.1 billion as of December 31, 2021. For the full year 2021, discretionary AUM increased by $4.5 billion, or 21.8%, to $25.1 billion as of December 31, 2021. The firm’s total AUM concluded the quarter and the year at $32.3 billion, up 16.2% and 4.2% for the year and during the fourth quarter, respectively. The increases were driven by strong markets as well as net organic flows.

Silvercrest also concluded the quarter with $33.8 million in revenue and quarterly Adjusted EBITDA1 of $13.0 million. We delivered 2021 revenue of $131.6 million and Adjusted EBITDA1 of $43.4 million, representing year-over-year increases of 21.9% and 43.4%, respectively. Adjusted Diluted Earnings Per Share1 increased by 47.7% during 2021 to $1.89 per Adjusted Diluted Share. The firm’s Adjusted EBITDA Margin1 was 33.0% for 2021 as compared with 28.1% for 2020.

Silvercrest maintained strong relative performance across its investment capabilities. As a result, new business opportunities remain robust for our high new worth, institutional, and OCIO businesses.

During the fourth quarter, Silvercrest repurchased approximately six thousand shares of Class A common stock for approximately $94 thousand pursuant to its previously announced share repurchase program on July 28, 2021.

Fourth Quarter 2021 Highlights

•
Total assets under management (“AUM”) of $32.3 billion, inclusive of discretionary AUM of $25.1 billion and non-discretionary AUM of $7.2 billion at December 31, 2021.
•
Revenue of $33.8 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $8.6 million and $5.1 million, respectively.
•
Basic and diluted net income per share of $0.53.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $13.0 million.
•
Adjusted net income1 of $8.6 million.
•
Adjusted basic and diluted earnings per share1, 2 of $0.59 and $0.58, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures and AUM.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands except as indicated)	2021	2020	2021	2020
Revenue	$33,804	$28,415	$131,603	$107,983
Income before other income (expense), net	$9,310	$3,361	$30,521	$22,281
Net income	$8,596	$3,526	$24,946	$17,478
Net income margin	25.4%	12.4%	19.0%	16.2%
Net income attributable to Silvercrest	$5,083	$1,879	$14,693	$9,960
Net income per basic and diluted share	$0.53	$0.20	$1.52	$1.05
Adjusted EBITDA[1]	$13,011	$7,297	$43,441	$30,296
Adjusted EBITDA Margin[1]	38.5%	25.7%	33.0%	28.1%
Adjusted net income[1]	$8,602	$4,443	$28,132	$18,588
Adjusted basic earnings per share[1,2]	$0.59	$0.31	$1.95	$1.29
Adjusted diluted earnings per share[1,2]	$0.58	$0.31	$1.89	$1.28
Assets under management at period end (billions)	$32.3	$27.8	$32.3	$27.8
Average assets under management (billions)[3]	$31.7	$26.1	$30.1	$26.5
Discretionary assets under management (billions)	$25.1	$20.6	$25.1	$20.6

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three and twelve months ended December 31, 2021 are based on the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2021. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units, and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM increased to $32.3 billion

Silvercrest’s discretionary assets under management increased by $4.5 billion, or 21.8%, to $25.1 billion at December 31, 2021 from $20.6 billion at December 31, 2020. The increase was attributable to client inflows of $5.7 billion and market appreciation of $4.3 billion, partially offset by client outflows of $5.5 billion. Silvercrest’s total AUM increased by $4.5 billion, or 16.2%, to $32.3 billion at December 31, 2021 from $27.8 billion at December 31, 2020. The increase was attributable to client inflows of $6.2 billion and market appreciation of $4.3 billion, partially offset by client outflows of $6.0 billion.

Silvercrest’s discretionary assets under management increased by $2.6 billion, or 11.6%, to $25.1 billion at December 31, 2021 from $22.5 billion at September 30, 2021. The increase was attributable to client inflows of $2.1 billion and market appreciation of $1.8 billion, partially offset by client outflows of $1.3 billion. Silvercrest’s total AUM increased by $1.3 billion, or 4.2%, to $32.3 billion at December 31, 2021 from $31.0 billion at September 30, 2021. The increase was attributable to client inflows of $2.2 billion and market appreciation of $0.5 billion, partially offset by client outflow of $1.4 billion.

Assets under management as of December 31, 2020 were impacted by the effects of COVID-19 on financial markets during the quarter ended March 31, 2020.

Fourth Quarter 2021 vs. Fourth Quarter 2020

Revenue increased by $5.4 million, or 19.0%, to $33.8 million for the three months ended December 31, 2021, from $28.4 million for the three months ended December 31, 2020. This increase was driven by market appreciation in discretionary assets under management and net client inflows.

Total expenses decreased by $0.6 million, or 2.4%, to $24.5 million for the three months ended December 31, 2021 from $25.1 million for the three months ended December 31, 2020. Compensation and benefits expense decreased by $0.5 million, or 2.6%, to $17.7 million for the three months ended December 31, 2021 from $18.2 million for the three months ended December 31, 2020. The decrease was primarily attributable to an decrease in the accrual for bonuses of $1.1 million and a decrease in benefits expense of $0.1 million. These decreases were partially offset by an increase in salaries and benefits of $0.5 million primarily as a result of merit-based increases and newly hired staff and an increase in equity-based compensation expense of $0.1 million due to an increase in the number of vested and unvested restricted stock units and unvested non-qualified stock options outstanding. General and administrative expenses decreased by $0.1 million, or 1.2%, to $6.8 million for the three months ended December 31, 2021 from $6.9 million for the three months ended December 31, 2020. This was primarily attributable to a decrease in the adjustment to the fair value of contingent consideration related to the Cortina Acquisition of $0.5 million, a decrease in the adjustment to the fair value of contingent consideration related to the Neosho Acquisition of $0.3 million and a decrease in occupancy and related costs of $0.1 million primarily due to a decrease in cleaning and maintenance costs, partially offset by an increase in portfolio and systems expense of $0.5 and an increase in travel and entertainment expense of $0.2 million due primarily to the easing of coronavirus-related travel restrictions.

Consolidated net income was $8.6 million or 25.4% of revenue for the three months ended December 31, 2021 as compared to consolidated net income of $3.5 million or 12.4% of revenue for the same period in the prior year. Net income attributable to Silvercrest was $5.1 million, or $0.53 per basic and diluted share for the three months ended December 31, 2021. Our Adjusted Net Income1 was $8.6 million, or $0.59 per adjusted basic share and $0.58 per adjusted diluted share2 for the three months ended December 31, 2021.

Adjusted EBITDA1 was $13.0 million or 38.5% of revenue for the three months ended December 31, 2021 as compared to $7.3 million or 25.7% of revenue for the same period in the prior year.

Year Ended December 31, 2021 vs. Year Ended December 31, 2020

Revenue increased by $23.6 million, or 21.9%, to $131.6 million for the year ended December 31, 2021, from $108.0 million for the year ended December 31, 2020. This increase was driven by net client inflows and market appreciation in discretionary assets under management.

Total expenses increased by $15.4 million, or 17.9%, to $101.1 million for the year ended December 31, 2021 from $85.7 million for the year ended December 31, 2020. Compensation and benefits expense increased by $10.2 million, or 16.3%, to $72.6 million for the year ended December 31, 2021 from $62.4 million for the year ended December 31, 2020. The increase was primarily attributable to an increase in the accrual for bonuses of $7.8 million, an increase in salaries expense of $1.6 million primarily as a result of merit-based increases and newly-hired staff and an increase in equity based compensation expense of $0.8 million due to an increase in the number of unvested restricted stock units and unvested non-qualified stock options outstanding. General and administrative expenses increased by $5.2 million, or 22.3%, to $28.5 million for the year ended December 31, 2021 from $23.3 million for the year ended December 31, 2020. The increase was primarily attributable to increases in the fair value of contingent consideration related to the Cortina Acquisition of $4.6 million, professional fees of $0.1 million, portfolio and systems expenses of $0.4 million, sub-advisory and referrals fees of $0.1 million, insurance costs of $0.1 million, marketing and advertising costs of $0.1 million, administrative costs of $0.1 million and charitable donations of $0.1 million. These increases were partially offset by decreases in the fair value of contingent consideration related to the Neosho Acquisition of $0.3 million and occupancy and related costs of $0.1 million.

Consolidated net income was $24.9 million or 19.0% of revenue for the year ended December 31, 2021 as compared to $17.5 million or 16.2% of revenue for the same period in the prior year. Net income attributable to Silvercrest was $14.7 million, or $1.52 per basic and diluted share for the year ended December 31, 2021. Our Adjusted Net Income1 was $28.1 million, or $1.95 per adjusted basic share and $1.89 per adjusted diluted share2 for the year ended December 31, 2021.

Adjusted EBITDA1 was $43.4 million or 33.0% of revenue for the year ended December 31, 2021 as compared to $30.3 million or 28.1% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $85.7 million at December 31, 2021, compared to $62.5 million at December 31, 2020. As of December 31, 2021, there was $9.0 million outstanding under our term loan with City National Bank and nothing outstanding on our revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $80.4 million at December 31, 2021. We had 9,869,101 shares of Class A common stock outstanding and 4,593,687 shares of Class B common stock outstanding at December 31, 2021.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time.

Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.
•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on March 3, 2022, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients from whom we derive a substantial portion of our assets under management; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; and our expectations with respect to deferred tax assets, adverse economic or market conditions, including the continued adverse effects of the coronavirus pandemic; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020, which is accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the year ended December 31,
	2021	2020	2019
	(Unaudited)
Revenue
Management and advisory fees	$126,976	$103,775	$97,970
Performance fees and allocations	86	—	25
Family office services	4,541	4,208	4,157
Total revenue	131,603	107,983	102,152
Expenses
Compensation and benefits	72,564	62,379	60,038
General and administrative	28,518	23,323	23,241
Total expenses	101,082	85,702	83,279
Income before other income (expense), net	30,521	22,281	18,873
Other income (expense), net
Other income (expense), net	190	243	255
Interest income	7	13	169
Interest expense	(383)	(563)	(481)
Equity income from investments	1,534	898	1,774
Total other income (expense), net	1,348	591	1,717
Income before provision for income taxes	31,869	22,872	20,590
Provision for income taxes	(6,923)	(5,394)	(5,178)
Net income	24,946	17,478	15,412
Less: net income attributable to non-controlling interests	(10,253)	(7,518)	(6,766)
Net income attributable to Silvercrest	$14,693	$9,960	$8,646
Net income per share:
Basic	$1.52	$1.05	$0.98
Diluted	$1.52	$1.05	$0.98
Weighted average shares outstanding:
Basic	9,673,597	9,503,197	8,797,118
Diluted	9,690,309	9,510,720	8,799,643

Exhibit 2

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the three months ended December 31,
	2021	2020
Revenue
Management and advisory fees	$32,542	$27,221
Family office services	1,262	1,194
Total revenue	33,804	28,415
Expenses
Compensation and benefits	17,682	18,162
General and administrative	6,812	6,892
Total expenses	24,494	25,054
Income before other income (expense), net	9,310	3,361
Other income (expense), net
Other income (expense), net	132	220
Interest income	2	1
Interest expense	(89)	(118)
Equity income from investments	1,534	898
Total other income (expense), net	1,579	1,001
Income before provision for income taxes	10,889	4,362
Provision for income taxes	(2,293)	(836)
Net income	8,596	3,526
Less: net income attributable to non-controlling interests	(3,513)	(1,647)
Net income (loss) attributable to Silvercrest	$5,083	$1,879
Net income (loss) per share:
Basic	$0.53	$0.20
Diluted	$0.53	$0.20
Weighted average shares outstanding:
Basic	9,709,169	9,576,169
Diluted	9,730,873	9,584,411

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of non-GAAP financial measure:
Net income	$8,596	$3,526	$24,946	$17,478
Provision for income taxes	2,293	836	6,923	5,394
Delaware Franchise Tax	50	50	200	200
Interest expense	89	118	383	563
Interest income	(2)	(1)	(7)	(13)
Depreciation and amortization	981	973	3,923	3,968
Equity-based compensation	319	203	1,126	659
Other adjustments (A)	685	1,592	5,947	2,047
Adjusted EBITDA	$13,011	$7,297	$43,441	$30,296
Adjusted EBITDA Margin	38.5%	25.7%	33.0%	28.1%

(a)
Other adjustments consist of the following:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Acquisition costs (a)	$16	$32	$363	$350
Severance	—	—	10	—
Other (b)	669	1,560	5,574	1,697
Total other adjustments	$685	$1,592	$5,947	$2,047
(a)
For the three months ended December 31, 2021, represents insurance costs of $11 and professional fees of $5 related to the acquisition of Cortina. For the year ended December 31, 2021, represents equity-based compensation expense of $300 related to restricted stock unit grants issued to two associates hired as part of the Cortina Acquisition in conjunction with their admission to Silvercrest L.P., insurance costs of $45 and professional fees of $18 related to the acquisition of Cortina. For the three months ended December 31, 2020, represents insurance costs of $11 related to the acquisition of Cortina and costs related to the integration of Cortina’s operations of $21. For the year ended December 31, 2020, represents legal and other professional fees of $90, insurance costs of $45 related to the acquisition of Cortina and costs related to the integration of Cortina’s operations of $215.
(b)
For the three months ended December 31, 2021, represents a fair value adjustment to the Cortina contingent purchase price consideration of $1,100, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, a fair value adjustment to the Neosho contingent purchase price consideration of ($365) and an adjustment to the fair value of our tax receivable agreement of ($114). For the year ended December 31, 2021, represents a fair value adjustment to the Cortina contingent purchase price consideration of $5,670, an ASC 842 rent adjustment of $192 related to the amortization of property lease incentives, expenses related to the Coronavirus pandemic of $191, partially a fair value adjustment to the Neosho contingent purchase price consideration of ($365) and an adjustment to the fair value of our tax receivable agreement of ($114). For the three months ended December 31, 2020, represents expenses of $3 related to office renovations, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, a fair value adjustment to the Cappiccille contingent purchase price consideration of $43, a fair value adjustment to the Cortina contingent purchase price consideration of $1,600, a fair value adjustment to the Neosho contingent purchase price consideration of ($75), an adjustment to the fair value of our tax receivable agreement of ($186) and expenses related to the Coronavirus pandemic of $126. For the year ended December 31, 2020, represents expenses of $22 related to office renovations, an ASC 842 rent adjustment of $192 related to the amortization of property lease incentives, professional fees related to a new audit requirement of $13, a fair value adjustment to the Cappiccille contingent purchase price consideration of $126, a fair value adjustment to the Cortina contingent purchase price consideration of $1,100, a fair value adjustment to the Jamison contingent purchase price consideration of $70, a fair value adjustment to the Neosho contingent purchase price consideration of ($75), an adjustment to the fair value of our tax receivable agreement of ($186) and expenses related to the Coronavirus pandemic of $435.

Exhibit 4

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Reconciliation of non-GAAP financial measure:
Consolidated net income	$8,596	$3,526	$24,946	$17,478
GAAP Provision for income taxes	2,293	836	6,923	5,394
Delaware Franchise Tax	50	50	200	200
Other adjustments (A)	685	1,592	5,947	2,047
Adjusted earnings before provision for income taxes	11,624	6,004	38,016	25,119
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(3,022)	(1,561)	(9,884)	(6,531)

Adjusted net income	$8,602	$4,443	$28,132	$18,588

GAAP net income per share (B):
Basic and diluted	$0.53	$0.20	$1.52	$1.05

Adjusted earnings per share/unit (B):
Basic	$0.59	$0.31	$1.95	$1.29
Diluted	$0.58	$0.31	$1.89	$1.28
Shares/units outstanding:
Basic Class A shares outstanding	9,869	9,651	9,869	9,651
Basic Class B shares/units outstanding	4,594	4,722	4,594	4,722
Total basic shares/units outstanding	14,463	14,373	14,463	14,373

Diluted Class A shares outstanding (C)	9,891	9,659	9,891	9,659
Diluted Class B shares/units outstanding (D)	5,017	4,883	5,017	4,883
Total diluted shares/units outstanding	14,908	14,542	14,908	14,542
(A)
See A in Exhibit 2.
(B)
GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)
Includes 21,704 and 8,242 unvested restricted stock units at December 31, 2021 and 2020, respectively.
(D)
Includes 170,854 and 74,907 unvested restricted stock units and 252,904 and 86,764 unvested non-qualified options at December 31, 2021 and 2020, respectively.

Exhibit 5

Silvercrest Asset Management Group Inc.

Consolidated Statements of

Financial Condition
(in thousands)

	December 31, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$85,744	$62,498
Investments	1,588	914
Receivables, net	8,850	8,341
Due from Silvercrest Funds	428	1,018
Furniture, equipment and leasehold improvements, net	5,257	5,523
Goodwill	63,675	63,675
Operating lease assets	26,130	30,068
Finance lease assets	247	254
Intangible assets, net	23,924	26,553
Deferred tax asset – tax receivable agreement	10,797	11,397
Prepaid expenses and other assets	2,678	3,563
Total assets	$229,318	$213,804
Liabilities and Equity
Accounts payable and accrued expenses	$19,820	$18,040
Accrued compensation	41,707	33,849
Borrowings under credit facility	9,025	12,600
Operating lease liabilities	32,371	36,127
Finance lease liabilities	253	259
Deferred tax and other liabilities	9,334	9,530
Total liabilities	112,510	110,405
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 9,902,184 and 9,869,101 shares issued and outstanding as of December 31, 2021, respectively; 9,650,692 shares issued and outstanding as of December 31, 2020	99	96
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 4,593,687 and 4,721,646 issued and outstanding, as of December 31, 2021 and 2020, respectively	45	46
Additional Paid-In Capital	52,936	51,039
Treasury Stock, at cost, 33,083 and 0 shares as of December 31, 2021 and December 31, 2020, respectively	(512)	—
Retained earnings	27,782	19,498
Total Silvercrest Asset Management Group Inc.’s equity	80,350	70,679
Non-controlling interests	36,458	32,720
Total equity	116,808	103,399
Total liabilities and equity	$229,318	$213,804

Exhibit 6

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$31.0	$24.4	27.0%

Gross client inflows	2.2	1.3	69.2%
Gross client outflows	(1.4)	(1.2)	16.7%
Net client flows	0.8	0.1	NM

Market appreciation	0.5	3.3	(84.8)%
Ending assets under management	$32.3	$27.8	16.2%

	Year Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$27.8	$25.1	10.8%

Gross client inflows	6.2	4.2	47.6%
Gross client outflows	(6.0)	(3.8)	57.9%
Net client flows	0.2	0.4	(50.0)%

Market appreciation	4.3	2.3	87.0%
Ending assets under management	$32.3	$27.8	16.2%

NM = Not Meaningful

Exhibit 7

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$22.5	$17.9	25.7%

Gross client inflows	2.1	1.2	75.0%
Gross client outflows	(1.2)	(1.1)	9.1%
Net client flows	0.9	0.1	NM

Market appreciation	1.7	2.6	(34.6)%
Ending assets under management	$25.1	$20.6	21.8%

	Year Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$20.6	$18.8	9.6%

Gross client inflows	5.7	3.8	50.0%
Gross client outflows	(5.5)	(3.5)	57.1%
Net client flows	0.2	0.3	(33.3)%

Market appreciation	4.3	1.5	186.7%
Ending assets under management	$25.1	$20.6	21.8%

NM = Not meaningful

Exhibit 8

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$8.5	$6.5	30.8%

Gross client inflows	0.1	0.1	0.0%
Gross client outflows	(0.1)	(0.1)	0.0%
Net client flows	—	—	0.0%

Market (depreciation)/appreciation	(1.3)	0.7	(285.7)%
Ending assets under management	$7.2	$7.2	0.0%

	Year Ended December 31,		% Change From December 31,
	2021	2020	2020
Beginning assets under management	$7.2	$6.3	14.3%

Gross client inflows	0.5	0.4	25.0%
Gross client outflows	(0.5)	(0.3)	66.7%
Net client flows	—	0.1	(100.0)%

Market appreciation	—	0.8	(100.0)%
Ending assets under management	$7.2	$7.2	0.0%

Exhibit 9

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended December 31,
	2021	2020
Total AUM as of September 30,	$30.953	$24.389
Discretionary AUM:
Total Discretionary AUM as of September 30,	22.492	17.906
New client accounts/assets	0.222	0.142	(1)
Closed accounts	(0.055)	(0.039)	(2)
Net cash inflow/(outflow)	0.684	(0.016)	(3)
Non-discretionary to discretionary AUM	0.002	(0.007)	(4)
Market appreciation	1.728	2.632
Change to Discretionary AUM	2.581	2.744
Total Discretionary AUM as of December 31,	25.073	20.650
Change to Non-Discretionary AUM	(1.214)	0.686	(5)
Total AUM as of December 31,	$32.320	$27.819

	Year Ended December 31,
	2021	2020
Total AUM as of January 1,	$27.819	$25.070
Discretionary AUM:
Total Discretionary AUM as of January 1,	20.650	18.754
New client accounts/assets	0.509	0.614	(1)
Closed accounts	(0.429)	(0.163)	(2)
Net cash inflow/(outflow)	0.110	(0.070)	(3)
Non-discretionary to discretionary AUM	(0.006)	(0.015)	(4)
Market appreciation	4.239	1.530
Change to Discretionary AUM	4.423	1.896
Total Discretionary AUM as of September 30,	25.073	20.650
Change to Non-Discretionary AUM	0.078	0.853	(5)
Total AUM as of September 30,	$32.320	$27.819
(1)
Represents new account flows from both new and existing client relationships
(2)
Represents closed accounts of existing client relationships and those that terminated
(3)
Represents periodic cash flows related to existing accounts
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)
Represents the net change to Non-Discretionary AUM

Exhibit 10

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of December 31, 2021

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	31.7	23.3	16.8	14.2	10.4
Russell 1000 Value Index		25.2	17.6	11.2	9.7	8.2

Small Cap Value Composite	4/1/02	25.8	19.1	9.9	10.7	11.2
Russell 2000 Value Index		28.3	18.0	9.1	9.5	8.8

Smid Cap Value Composite	10/1/05	29.0	19.2	11.4	12.1	10.8
Russell 2500 Value Index		27.8	18.3	9.9	9.6	8.6

Multi Cap Value Composite	7/1/02	32.2	22.2	14.4	12.9	10.8
Russell 3000 Value Index		25.4	17.6	11.0	9.7	8.8

Equity Income Composite	12/1/03	28.4	16.5	12.6	11.9	12.1
Russell 3000 Value Index		25.4	17.6	11.0	9.7	9.0

Focused Value Composite	9/1/04	26.4	17.3	11.5	11.5	11.2
Russell 3000 Value Index		25.4	17.6	11.0	9.7	8.8

Small Cap Opportunity Composite	7/1/04	16.9	22.1	14.6	13.7	12.2
Russell 2000 Index		14.8	20.0	12.0	10.8	9.4

Small Cap Growth Composite	7/1/04	20.5	31.4	22.5	18.2	13.1
Russell 2000 Growth Index		2.8	21.2	14.5	11.7	10.0

Smid Cap Growth Composite	1/1/06	13.4	38.7	26.9	19.6	14.0
Russell 2500 Growth Index		5.0	25.1	17.7	13.8	11.4

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.